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FOR IMMEDIATE RELEASE                                      Exhibit 99.1

                         ISOMET TO PROVIDE COMPONENT OF
                   POLAROID POLAPROOF DIGITAL PROOFING SYSTEM

     Springfield, Virginia - May 20, 1998 - Isomet Corporation today announced that it has been selected by Polaroid Graphics Imaging, a division of Polaroid Corporation, for the continued manufacture of the laser plotter component of the new Polaroid PolaProof Halftone Digital Proofing System used in high quality proofing applications by the graphic arts industry.

     Under the terms of the contract signed by the two companies, Isomet will deliver laser plotters to Polaroid Graphics Imaging for installation in the Polaroid PoloProof systems manufactured over a period covering approximately 15 months. The award-winning Polaroid Fiber Laser, the first high-powered fiber optic laser that images onto graphic arts imaging materials with a 10-micron dot that matches the resolution of a printing press, is incorporated in the Polaroid PolaProof Halftone Digital Proofing System.

     While the total dollar value of the contract was not disclosed, the Company notes that based on the anticipated accelerating demand for the Polaroid PolaProof digital proofing system introduced last year, Polaroid Graphics Imaging is expected to continue as a significant revenue source for Isomet, which in 1997 reported revenues of $8.65 million.

     This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the Company's annual report on Form 10-KSB for the year ended December 31, 1997.

Company Contact:      Jerry W. Rayburn
                      Executive Vice President, Finance
                      (703) 321-8301

                      ...dated May 20, 1998



"Polaroid" and "PolaProof" are trademarks of Polaroid Corporation, Cambridge, MA